Grant Park Fund Weekly Commentary

For the Week Ended October 28, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Nov 2006 - Oct 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-1.5%	-3.8%	-11.7%	-10.1%	-4.6%	3.0%	3.7%	3.0%	12.6%	-16.4%	0.3	0.4
B**	-1.6%	-3.8%	-12.2%	-10.6%	-5.2%	2.3%	N/A	2.3%	12.6%	-17.9%	0.2	0.3
Legacy 1***	-1.5%	-3.6%	-10.1%	-8.1%	N/A	N/A	N/A	-3.1%	11.3%	-13.2%	-0.2	-0.4
Legacy 2***	-1.5%	-3.6%	-10.5%	-8.5%	N/A	N/A	N/A	-3.5%	11.3%	-13.5%	-0.3	-0.4
Global 1***	-1.3%	-3.3%	-10.2%	-9.0%	N/A	N/A	N/A	-4.7%	10.6%	-13.3%	-0.4	-0.6
Global 2***	-1.3%	-3.3%	-10.4%	-9.2%	N/A	N/A	N/A	-5.0%	10.6%	-13.8%	-0.4	-0.6
Global 3***	-1.4%	-3.4%	-11.8%	-10.9%	N/A	N/A	N/A	-6.8%	10.6%	-17.6%	-0.6	-0.8

S&P 500 Total Return Index****	3.8%	13.7%	3.9%	10.8%	12.3%	0.7%	4.0%	0.7%	19.3%	-50.9%	0.1	0.1
Barclays Capital U.S. Long Gov Index****	-1.3%	-5.8%	19.5%	13.6%	12.0%	9.1%	7.4%	9.1%	12.8%	-12.3%	0.7	1.3

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	51%					47%
Energy	16%	Short	Natural Gas	3.9%	Short	15%	Short	Natural Gas	3.5%	Short
			Gas Oil	3.3%	Long			Gas Oil	3.1%	Long
Grains/Foods	17%	Short	Sugar	2.8%	Long	14%	Short	Wheat	2.3%	Short
			Wheat	2.5%	Short			Sugar	2.3%	Long
Metals	18%	Short	Copper	5.0%	Short	18%	Short	Copper	5.1%	Short
			Aluminum	4.6%	Short			Aluminum	4.3%	Short
FINANCIALS	49%					53%
Currencies	26%	Short $	Japanese Yen	4.0%	Long	26%	Short $	Japanese Yen	4.1%	Long
			Euro / Canadian Dollar	1.5%	Long			Euro / British Pound	1.3%	Long
Equities	9%	Long	Nasdaq	3.0%	Long	13%	Long	Nasdaq	3.6%	Long
			Dax Index	1.4%	Short			Dax Index	2.4%	Short
Fixed Income	14%	Long	Bunds	2.5%	Long	14%	Long	Bunds	2.5%	Long
			U.S. 2-Year Treasury Notes	1.7%	Short			U.S. 2-Year Treasury Notes	1.8%	Short

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets rallied to above $93 per barrel as European officials reached an agreement on a plan to aid Greece. Natural gas markets moved higher as forecasts for cold weather and snowfall in the Eastern U.S. supported energy demand forecasts.

Grains/Foods

Wheat prices moved higher due to the bullish impact of cold weather fronts in the U.S. Coffee prices fell nearly 4% due to profit-taking by traders who took advantage of recent uptrends stemming from flooding in Colombia and Central America. In the livestock markets, lean hogs prices declined on supply reports which showed elevated domestic inventories.

Metals

Gold and silver markets moved steadily higher as the Eurozone's new debt plan put heavy pressure on the U.S. dollar. Beliefs the Federal Reserve may look to employ further quantitative easing also played a role in driving precious metals higher. Copper markets climbed 15% as a result of improved industrial demand forecasts and strength in the equity markets.

Currencies

The euro posted solid gains against international counterparts as investors believed the recently completed Greek debt deal would prevent, or at least delay, a Greek default. In Asia, the Japanese yen posted gains against the U.S. dollar due to weak investor sentiment data in the U.S. and beliefs the Bank of Japan may delay intervention to devalue the currency. Commodity-driven currencies, including the Australian and New Zealand dollars, registered profits because of the sector-wide rally in commodities.

Equities

Global equity markets benefitted from speculation the new Eurozone debt deal may prevent Greek woes from impacting the economies of larger European nations. Major indices in North America, Europe, and Asia all posted profits as bullish investor sentiment prompted buying.

Fixed Income

U.S. Treasury markets broke recent up-trends and declined steadily throughout the week. Gains in the equity markets and rallies in the commodities markets increased investors' risk appetites and prompted investors to liquidate fixed-income positions in exchange for higher-yielding assets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.